EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 24, 2004, relating to the financial statements of Unibanco Holdings S.A. and subsidiary, and Unibanco – União de Bancos Brasileiros S.A. and subsidiaries appearing in the Annual Report on Form 20-F of Unibanco Holdings S.A. and subsidiary, and Unibanco – União de Bancos Brasileiros S.A. and subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and to the reference to us under the headings “Summary Consolidated Financial Information” and “Independent Registered Public Accounting Firms” in the Prospectus, which is part of this Registration Statement.

/s / Deloitte Touche Tohmatsu
Auditores Independentes
July 12, 2005
São Paulo, Brazil